Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople, SVP Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Announces Third Quarter 2013 Results

Quarterly Dividend Increased 21% to $0.20 per Share

Highlights

•	Operating and finance lease rental revenue of $165.3 million and Adjusted EBITDA[1] of $169.2 million

•	Net loss of ($74.6) million, or ($0.95) per diluted common share

•	Adjusted net loss[1] of ($69.1) million, or ($0.88) per diluted common share

•	Net income[1] of $21.0 million, or $0.27 per diluted share, and adjusted net income[1] of $26.5 million, or $0.34 per diluted share, excluding Q3 pre-tax, non-cash impairment charges of $97.6 million related to our annual fleet review

•	Invested $980 million through Q3, and closed or secured $690 million of additional investments which are expected to close by the end of Q1 2014

•	Q3 fleet utilization of 100% and aircraft portfolio yield of approximately 13.7%

•	Increased the common dividend by 21% to $0.20 per common share; represents our 30th consecutive quarterly dividend

•	Sold 12.3 million common shares to Marubeni Corporation generating gross proceeds of $209 million during the third quarter

[1]	Refer to Supplemental Financial Information accompanying this press release for a reconciliation of GAAP to non-GAAP numbers.

Stamford, CT. October 31, 2013 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported a third quarter 2013 net loss of ($74.6) million, or ($0.95) per diluted common share, and an adjusted net loss of ($69.1) million, or ($0.88) per diluted common share. The third quarter results included operating and finance lease rental revenues of $165.3 million, an increase of 1.4%, versus $163.1 million in the third quarter of 2012.

The third quarter 2013 results include $106.1 million of non-cash impairment charges consisting mostly of charges related to our annual fleet review totaling $97.6 million. These impairment charges relate to six 747-400 converted freighter aircraft and one 737-700 aircraft. Excluding these charges, third quarter net income was $21.0 million or $0.27 per diluted share, and adjusted net income was $26.5 million, or $0.34 per diluted share.

Also during the third quarter we recorded a non-cash impairment charge of $8.5 million related to the sale of one 23-year old 767-300ER. This charge was offset by end of lease maintenance revenue and early lease termination fees totaling $12.9 million.

Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated: “Aircastle’s operating results during the third quarter were excellent as we achieved 100% utilization for our fleet while maintaining high rental yields. The Company benefitted from strong portfolio management and favorable market conditions, with the exception of the air freight sector, where stagnant demand and increasing supply has resulted in a capacity glut and depressed lease rates. Accordingly, while all of our aircraft are on lease, we wrote down the carrying values of our 747-400 converted freighters on short term leases.”

Wainshal added, “Aircastle’s investment activity this year has been robust. To date, we closed or secured $1.5 billion in investments for this year and an additional $210 million which we expect will close during the first quarter of 2014. These acquisitions are deploying the capital provided through our partnership with Marubeni in an accretive manner while enhancing the Company’s strong and sustainable cash flows. Consistent with our philosophy to share increases in the Company’s earnings base with shareholders our Board increased the quarterly dividend to $0.20 per share, an increase of 21% since last quarter and double the level since the beginning of 2011.”

Third Quarter Results

Lease rental and finance lease revenues for the third quarter were $165.3 million, up $2.2 million, or 1.4%, period over period, due primarily to the impact of aircraft acquisitions net of sales of $9.8 million, partially offset by the impact of extensions, transitions and early lease terminations of $6.4 million and the conversion of operating leases to finance leases of $1.2 million.

Total revenues for the third quarter were $170.1 million, a decrease of $2.8 million, or 1.6%, versus the previous year. This decrease reflects $2.9 million of higher lease incentive amortization primarily related to acquisition of aircraft with lease premiums, and lower other revenues of $2.8 million driven by higher early lease termination payments received in the third quarter of 2012, along with $1.3 million of interest income from an aircraft-backed debt investment acquired in March of 2012 that was repaid in the first quarter of 2013. These reductions to revenues were partially offset by $2.2 million of higher lease rental and finance lease revenues and higher maintenance revenues of $2.0 million.

Adjusted EBITDA for the third quarter was $169.2 million, up $3.0 million, or 1.8%, versus the third quarter of 2012. Higher lease rental, finance lease and maintenance revenues of $4.2 million, higher gain on the sale of flight equipment of $3.1 million and lower maintenance expenses of $2.0 million were partially offset by lower interest income and lower other fees and revenues of $4.1 million and higher expenses of $2.2 million. Unrelated to the 767-300ER end of life aircraft referenced earlier, the gain on the sale of flight equipment was primarily associated with a second 767-300ER that we sold during the quarter for a gain of $3.0 million.

The net loss for the third quarter was ($74.6) million versus a net loss of ($45.8) million in the third quarter of 2012. The higher net loss was primarily driven by $27.5 million of higher aircraft impairment charges taken against the total of eight aircraft in the third quarter of 2013 versus the prior year’s third quarter. In addition, total revenues declined by $2.8 million while interest expense increased $3.7 million and depreciation expense rose by $2.1 million. Offsetting this were higher gains on the sale of flight equipment of $3.1 million, and lower maintenance costs and taxes of $4.3 million. Net income was $21.0 million, or $0.27 per diluted share, excluding the non-cash impairment charge related to our annual fleet review.

The adjusted net loss for the quarter was ($69.1) million, versus an adjusted net loss of ($37.5) million the prior year. The $27.5 million increase in impairment charges, a $2.1 million increase in depreciation and an increase in adjusted interest and other expense of $6.3 million was partially offset by a $3.1 million gain on the sale of flight equipment and lower taxes of $2.3 million. Adjusted net income was $26.5 million, or $0.34 per diluted share, excluding the non-cash impairment charge related to our annual fleet review.

Aviation Assets

Thus far in 2013, we have closed or committed to acquire 25 aircraft for $1.5 billion. Approximately $525 million of these investments were closed during the third quarter and $480 million are expected to close by the end of 2013. We also secured $210 million in acquisitions which we expect to close during the first quarter of 2014. During the third quarter we sold one 767-300ER and two 757-200 aircraft and recorded gains from the sale of this flight equipment totaling $3.1 million. In addition, as discussed above, we sold a 23-year old 767-300ER, recorded an $8.5 million transactional impairment and recorded $12.9 in maintenance revenue and early termination fees.

As of September 30, 2013, Aircastle owned 161 aircraft having a net book value of $5.1 billion. Of this total, 80 aircraft with a net book value of $2.7 billion are unencumbered. Including unrestricted cash, total unencumbered assets were $3.0 billion.

Owned Aircraft as of September 30, 2013(1)
Flight Equipment Held for Lease ($ mils.)	$5,086
Unencumbered Flight Equipment. ($ mils.)	$2,712
Number of Aircraft	161
Number of Unencumbered Aircraft	80
Passenger Aircraft (% of NBV)	80%
Freighter Aircraft (% of NBV)	20%
Weighted Average Fleet Age – Combined (years)(2)	10.0
Weighted Average Remaining Combined Lease Term (years)(3)	5.1
Weighted Average Fleet Utilization for the Three Months Ended(4)	100%
Portfolio Yield for the Three Months Ended(5)	13.7%

(1)	Calculated using net book value of flight equipment held for lease, net investment in finance leases and flight equipment held for sale at period end.
(2)	Weighted average age (years) by net book value.
(3)	Weighted average remaining lease term (years) by net book value.
(4)	Aircraft on-lease days as a percent of total days in period weighted by net book value.
(5)	Lease rental revenue for the period as a percent of the average net book value of flight equipment held for lease for the period; quarterly information is annualized.

Fleet Review and Asset Impairments

During the third quarter of 2013 we recorded $106.1 million of non-cash impairment charges, of which $97.6 million related to our annual fleet review. Due to sluggish market demand, increased supply, depressed lease rates and rising storage levels for large, dedicated freighter aircraft, we impaired six Boeing 747-400 converted freighter aircraft for $88.6 million to write down these aircraft to their current market value. During the quarter we also impaired one mid-age Boeing 737-700 aircraft for $8.9 million. The total net book value for these seven aircraft was $313.2 million at the end of the second quarter of 2013. All seven aircraft are currently on lease.

The impairment charges taken during the quarter reflect our current estimates of future lease rates and residual values associated with these aircraft in the current market environment. We concluded that these assets will not recover from their current market levels.

In addition, during the quarter we agreed to early terminate the lease and sell one 23-year old 767-300ER aircraft, and recorded an $8.5 million impairment which was offset by $12.1 million of maintenance revenue and $0.9 million of other early termination revenue.

Common Dividend

On October 29, 2013, Aircastle’s Board of Directors declared a fourth quarter 2013 cash dividend on its common shares of $0.20 per share, payable on December 13, 2013 to shareholders of record on November 29, 2013. This is a 21% increase over the previous quarter’s cash dividend.

Since early 2011, we have repurchased 11.7 million common shares at an average cost of $11.87 per share, and we continue to have $30 million remaining under the current repurchase authorization.

Financing Update

On July 12, 2013, we successfully completed the issuance to Marubeni Corporation of 12,320,000 common shares, representing 15.25% of Aircastle’s issued and outstanding common shares, after giving effect to the issuance, at a price of $17.00 per share, for gross proceeds of approximately $209 million. Combined with additional subsequent purchases of Aircastle common shares in the secondary market, as of October 28, 2013, Marubeni Corporation owned a total of 14,389,100 shares, representing approximately 17.8% of Aircastle’s issued and outstanding common shares as of the end of the third quarter.

In early August, we increased our unsecured revolving credit facility from $150 million to $335 million. We also expanded the bank group from four to seven global financial institutions and extended the maturity of the facility to a three year term to expire in August 2016.

In August of 2013, we also issued a fixed rate ECA bond with a face value of $78.2 million. The bond is guaranteed by COFACE and the proceeds repaid an interim floating rate bank financing associated with an A330-200 aircraft that we acquired in 2012. The bond has a fixed coupon rate of 3.488% and matures in 2024.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, October 31, 2013 at 10:00AM Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (800) 967-7138 (from within the U.S. and Canada) or (719) 457-2607 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “6107583”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release, an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 12:00PM Eastern time on Saturday, November 30, 2013 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “6107583”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of September 30, 2013, Aircastle’s aircraft portfolio consisted of 161 aircraft on lease with 68 customers located in 37 countries.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this report. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle expectations include, but are not limited to, capital markets disruption or volatility which could adversely affect our continued ability to obtain additional capital to finance new investments or our working capital needs; government fiscal or tax policies, general economic and business conditions or other factors affecting demand for aircraft or aircraft values and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions caused by political unrest in North Africa, the Middle East or elsewhere, and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases; termination payments on our interest rate hedges; and other risks detailed from time to time in Aircastle’s filings with the SEC, including as previously disclosed in Aircastle’s 2012 Annual Report on Form 10-K, and elsewhere in this report. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this report. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31, 2012	September 30, 2013
		(Unaudited)
ASSETS
Cash and cash equivalents	$618,217	$238,150
Accounts receivable	5,625	5,127
Restricted cash and cash equivalents	111,942	191,843
Restricted liquidity facility collateral	107,000	107,000
Flight equipment held for lease, net of accumulated depreciation of $1,305,064 and $1,424,057	4,662,661	4,938,113
Net investment in finance leases	119,951	148,005
Other assets	186,764	177,242

Total assets	$5,812,160	$5,805,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings (including borrowings of ACS Ireland VIEs of $207,926 and $168,107, respectively)	$1,848,034	$1,581,118
Borrowings from unsecured financings	1,750,642	1,750,556
Accounts payable, accrued expenses and other liabilities	108,593	134,892
Lease rentals received in advance	53,189	48,379
Liquidity facility	107,000	107,000
Security deposits	87,707	110,410
Maintenance payments	379,391	428,615
Fair value of derivative liabilities	61,978	44,307

Total liabilities	4,396,534	4,205,277

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding
Common shares, $.01 pr value, 250,000,000 shares authorized, 68,639,729 shares issued and outstanding at December 31, 2012; and 80,776,975 shares issued and outstanding at September 30, 2013	686	808
Additional paid-in capital	1,360,555	1,560,509
Retained earnings	180,675	126,140
Accumulated other comprehensive loss	(126,290)	(87,254)

Total shareholders’ equity	1,415,626	1,600,203

Total liabilities and shareholders’ equity	$5,812,160	$5,805,480

Aircastle Limited and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Revenues:
Lease rental revenue	$159,547	$161,148	$465,413	$475,656
Finance lease revenue	3,518	4,122	4,474	12,120
Amortization of lease premiums, discounts and lease incentives	(6,838)	(9,737)	(6,392)	(25,527)
Maintenance revenue	10,944	12,932	37,126	42,983

Total lease revenue	167,171	168,465	500,621	505,232
Other revenue	5,695	1,625	9,341	11,425

Total revenues	172,866	170,090	509,962	516,657

Operating expenses:
Depreciation	68,413	70,469	200,024	212,448
Interest, net	54,101	57,843	167,203	183,651
Selling, general and administrative (including non-cash share based payment expense of $1,128 and $1,067 for the three months ended, and $3,233 and $2,931 for the nine months ended September 30, 2012 and 2013, respectively)	11,907	12,830	36,616	39,297
Impairment of Aircraft	78,676	106,136	88,787	112,335
Maintenance and other costs	3,926	1,914	11,943	11,464

Total expenses	217,023	249,192	504,573	559,195

Other income:
Gain on sale of flight equipment	11	3,092	3,062	25,601
Other	—	855	604	5,016

Total other income	11	3,947	3,666	30,617

Income (loss) from continuing operations before income taxes	(44,146)	(75,155)	9,055	(11,921)
Income tax provision (benefit)	1,701	(597)	5,976	6,719

Net income (loss)	$(45,847)	$(74,558)	$3,079	$(18,640)

Earnings (loss) per common share — Basic:
Net income (loss) per share	$(0.65)	$(0.95)	$0.04	$(0.26)

Earnings (loss) per common share — Diluted:
Net income (loss) per share	$(0.65)	$(0.95)	$0.04	$(0.26)

Dividends declared per share	$0.15	$0.165	$0.45	$0.495

Aircastle Limited and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Net income (loss)	$(45,847)	$(74,558)	$3,079	$(18,640)

Other comprehensive income, net of tax:
Net change in fair value of derivatives, net of tax expense of $37 and $78 for the three months ended and $465 and $389 for the nine months ended, September 30, 2012 and 2013, respectively	1,426	1,798	23,708	13,751
Net derivative loss reclassified into earnings	8,966	7,300	21,903	25,285

Other comprehensive income	10,392	9,098	45,611	39,036

Total comprehensive income (loss)	$(35,455)	$(65,460)	$48,690	$20,396

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2013
Cash flows from operating activities:
Net income (loss)	$3,079	$(18,640)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	200,024	212,448
Amortization of deferred financing costs	10,082	11,757
Amortization of net lease discounts and lease incentives	6,392	25,527
Deferred income taxes	3,609	3,419
Non-cash share based payment expense	3,233	2,931
Cash flow hedges reclassified into earnings	21,903	25,285
Ineffective portion of cash flow hedges	1,840	197
Security deposits and maintenance payments included in earnings	(36,312)	(32,047)
Gain on sale of flight equipment	(3,062)	(25,601)
Impairment of aircraft	88,787	112,335
Other	1,820	(4,481)
Changes in certain assets and liabilities:
Accounts receivable	(9,180)	1,588
Other assets	(3,278)	1,155
Accounts payable, accrued expenses and other liabilities	14,071	7,978
Lease rentals received in advance	2,948	(4,538)

Net cash provided by operating activities	305,956	319,313

Cash flows from investing activities:
Acquisition and improvement of flight equipment and lease incentives	(450,962)	(837,183)
Proceeds from sale of flight equipment	54,439	285,199
Restricted cash and cash equivalents related to sale of flight equipment	35,762	(2,200)
Aircraft purchase deposits and progress payments	(25,155)	(5,655)
Net investment in finance leases	(91,500)	(11,595)
Collections on finance leases	2,041	6,658
Purchase of debt investment	(43,626)	—
Principal repayments on debt investment	3,245	42,001
Other	(544)	(852)

Net cash used in investing activities	(516,300)	(523,627)

Cash flows from financing activities:
Issuance of shares net of repurchases	(30,692)	197,478
Proceeds from notes and term debt financings	877,100	78,230
Securitization and term debt financing repayments	(783,976)	(430,482)
Deferred financing costs	(17,794)	(2,910)
Restricted secured liquidity facility collateral	3,000	—
Secured liquidity facility collateral	(3,000)	—
Restricted cash and cash equivalents related to financing activities	102,315	(77,701)
Security deposits received	11,400	19,545
Security deposits returned	(3,217)	(3,890)
Maintenance payments received	103,527	134,758
Maintenance payments returned	(36,967)	(54,886)
Payments for terminated cash flow hedges	(50,757)	—
Dividends paid	(32,158)	(35,895)

Net cash (used in) provided by financing activities	138,781	(175,753)

Net increase (decrease) in cash and cash equivalents	(71,563)	(380,067)
Cash and cash equivalents at beginning of period	295,522	618,217

Cash and cash equivalents at end of period	$223,959	$238,150

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Revenues	$172,866	$170,090	$509,962	$516,657
EBITDA	$85,206	$62,894	$382,674	$409,705
Adjusted EBITDA	$166,258	$169,242	$475,343	$521,244
Adjusted net income (loss)	$(37,491)	$(69,091)	$20,637	$4,361
Adjusted net income (loss) allocable to common shares	$(37,491)	$(69,091)	$20,466	$4,327
Per common share - Basic	$(0.53)	$(0.88)	$0.29	$0.06
Per common share - Diluted	$(0.53)	$(0.88)	$0.29	$0.06
Basic common shares outstanding	70,349	78,544	71,249	71,462
Diluted common shares outstanding	70,349	78,544	71,249	71,462

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Effect of Non-Cash Impairment Charges related to Annual Fleet Review on Third Quarter 2013

Financial Results

(Unaudited)

Three Months Ended September 30, 2013 ($ in thousands)	Adjusted Net Income calculation including non-cash impairment charges	After-tax effect of non-cash impairment charges related to annual fleet review on Q3:13 results	Adjusted Net Income calculation excluding the effect of non-cash impairment charges
Net income (loss)	$(74,558)	$95,598	$21,040
Ineffective portion of cash flow hedges	91	—	91
Gain on mark to market of interest rate derivative contracts	(855)	—	(855)
Write-off of deferred financing fees	150	—	150
Stock compensation expense	1,067	—	1,067
Term Financing No. 1 Amortization	4,591	—	4,591
Securitization No. 1 hedge loss amortization charges	423	—	423

Adjusted net income (loss)	$(69,091)	$95,598	$26,507

Net income (loss) per share - basic	$(0.95)	$1.22	$0.27
Net income (loss) per share - diluted	$(0.95)	$1.22	$0.27
Adjusted net income (loss) per share - basic	$(0.88)	$1.22	$0.34
Adjusted net income (loss) per share - diluted	$(0.88)	$1.22	$0.34

Note: The tax effect related to the annual fleet review is $1,994 which reduces the non-cash impairment charge from $97,592 to $95,598. Per share amounts do not add due to rounding.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
	(Dollars in thousands)
Net income (loss)	$(45,847)	$(74,558)	$3,079	$(18,640)
Depreciation	68,413	70,469	200,024	212,448
Amortization of net lease discounts and lease incentives	6,838	9,737	6,392	25,527
Interest, net	54,101	57,843	167,203	183,651
Income tax provision	1,701	(597)	5,976	6,719

EBITDA	$85,206	$62,894	$382,674	$409,705
Adjustments:
Impairment of aircraft	78,676	106,136	88,787	112,335
Non-cash share based payment expense	1,128	1,067	3,233	2,931
Gain on mark to market of interest rate derivative contracts	—	(855)	(599)	(3,727)
Contract termination expense	1,248	—	1,248	—

Adjusted EBITDA	$166,258	$169,242	$475,343	$521,244

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-US GAAP measure is helpful in identifying trends in our performance.

This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the board of directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
	(Dollars in thousands)
Net income (loss)	$(45,847)	$(74,558)	$3,079	$(18,640)
Loan termination fee(1)	—	—	—	2,954
Ineffective portion and termination of hedges(1)	1,474	91	1,840	2,222
Gain on mark to market of interest rate derivative contracts(2)	—	(855)	(599)	(3,727)
Write-off of deferred financing fees(1)	—	150	2,914	3,975
Stock compensation expense(3)	1,128	1,067	3,233	2,931
Term Financing No. 1 hedge loss amortization charges(1)	4,506	4,591	8,922	13,478
Securitization No. 1 hedge loss amortization charges (1)	—	423	—	1,168
Contract termination expense	1,248	—	1,248	—

Adjusted net income (loss)	$(37,491)	$(69,091)	$20,637	$4,361

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Management believes that ANI, when viewed in conjunction with the Company’s results under US GAAP and the below reconciliation, provides useful information about operating and period-over-period performance, and provides additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting and gains or losses related to flight equipment and debt investments.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income (Loss) Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2013		Nine Months Ended September 30, 2013
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares:
Common shares outstanding – Basic	78,544	99.15%	71,462	99.22%
Unvested restricted common shares	669	0.85%	563	0.78%

Total weighted-average shares outstanding	79,214	100.00%	75,025	100.00%

Net income (loss) allocation
Net income (loss)	$(74,558)	100.00%	$(18,640)	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	—	(0.00%)	—	(0.00%)

Earnings (loss) available to common shares	$(73,928))	100.00%	$(18,640)	100.00%

Adjusted net income (loss) allocation
Adjusted net income (loss)	$(69,091)	100.00%	$4,361	100.00%
Amounts allocated to unvested restricted shares	—	(0.00%)	(34)	(0.78%)

Amounts allocated to common shares	$(69,091)	100.00%	$4,327	99.22%

(1)	For the three and nine months ended September 30, 2013 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.

Under the two-class method, adjusted net income (loss) per common share is computed by dividing the sum of distributed adjusted net income (loss) allocated to common shareholders and undistributed adjusted net income (loss) allocated to common shareholders by the weighted average number of common shares outstanding for the period. In applying the two-class method, distributed and undistributed adjusted net income (loss) is allocated to both common shares and restricted common shares based on the total weighted average shares outstanding during the period. Because the holders of the participating restricted common shares were not contractually required to share in the Company’s losses, in applying the two-class method to compute basic and diluted adjusted net loss per common share, no allocation to restricted common shares was made for the three months ended September 30, 2012 and 2013.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income (Loss) Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2012		Nine Months Ended September 30, 2012
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares:
Common shares outstanding – Basic	70,349	99.19%	71,249	99.17%
Unvested restricted common shares	571	0.81%	597	0.83%

Total weighted-average shares outstanding	70,921	100.00%	71,846	100.00%

Net income (loss) allocation
Net income (loss)	$(45,847)	100.00%	$3,079	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	—	(0.00%)	(25)	(0.83%)

Earnings (loss) available to common shares	$(45,847)	100.00%	$3,054	99.17%

Adjusted net income (loss) allocation
Adjusted net income (loss)	$(37,491)	100.00%	$20,637	100.00%
Amounts allocated to unvested restricted shares	—	(0.00%)	(171)	(0.83%)

Amounts allocated to common shares	$(37,491)	100.00%	$20,466	99.17%

(1)	For the three and nine months ended September 30, 2012 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.

Under the two-class method, adjusted net income (loss) per common share is computed by dividing the sum of distributed adjusted net income (loss) allocated to common shareholders and undistributed adjusted net income (loss) allocated to common shareholders by the weighted average number of common shares outstanding for the period. In applying the two-class method, distributed and undistributed adjusted net income (loss) is allocated to both common shares and restricted common shares based on the total weighted average shares outstanding during the period. Because the holders of the participating restricted common shares were not contractually required to share in the Company’s losses, in applying the two-class method to compute basic and diluted adjusted net loss per common share, no allocation to restricted common shares was made for the three months ended September 30, 2012 and 2013.